                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                          TRAVIS BOATS & MOTORS, INC.
                                (NAME OF ISSUER)

                          COMMON STOCK, $.01 PAR VALUE
                         (TITLE OF CLASS OF SECURITIES)

                                  894363-10-0
                                 (CUSIP NUMBER)



Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                       (Continued on following page(s))

                              Page 1 of 5 Pages

CUSIP No. 894363-10-0             Schedule 13G               Page 2 of 5 Pages

------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Robert C. Siddons
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
3      SEC USE ONLY



------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA

------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF                     434,068

      SHARES         ---------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                                   -0-
     OWNED BY
                     ---------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING                      434,068

      PERSON         ---------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                                   -0-
------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         434,068

------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                         10.5%

------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

                         IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 894363-10-0           Schedule 13G                Page 3 of 5 Pages


Item 1 (a)  Name of Issuer:

            Travis Boats & Motors, Inc.
            ---------------------------

Item 1 (b)  Address of Issuer's Principal Executive Offices:

            13045 Research Blvd.
            --------------------
            Austin, Texas 78750
            -------------------

Item 2 (a)  Name of Person Filing:

            Robert C. Siddons
            -----------------

Item 2 (b)  Address of Principal Business Office or, if none, Residence:

            13045 Research Blvd.
            --------------------
            Austin, Texas 78750
            -------------------

Item 2 (c)  Citizenship:

            USA
            ---

Item 2 (d)  Title of Class of Securities:

            Common Stock, par value $.01
            ----------------------------

Item 2 (e)  CUSIP No.:

            894363-10-0
            -----------

Item 3.     Not Applicable.
            ---------------

Item 4.     Ownership.

Item 4 (a)  Amount Beneficially Owned:

            Mr. Siddons owns 414,866 shares of the Issuer's Common Stock and exercises sole voting and investment power over 19,202 shares held by family trusts.

Item 4 (b)  Percent of Class:

            10.5%
            -----

CUSIP NO. 894363-10-0           Schedule 13G                Page 4 of 5 Pages


Item 4 (c)  Number of Shares as to Which Such Person Has:

              (i) Sole power to vote or to direct the vote:  434,068
                                                             -------

             (ii) Shared power to vote or to direct the vote:  -0-
                                                               ---

            (iii) Sole power to dispose or to direct the disposition
                  of: 434,068
                      -------

             (iv) Shared power to dispose or to direct the disposition of:  -0-
                                                                            ---

Item 5.   Ownership of Five Percent or Less of a Class.

          Not Applicable.
          ---------------

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not Applicable.
          ---------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not Applicable.
          ---------------

Item 8.   Identification and Classification of Members of the Group.

          Not Applicable.
          ---------------

Item 9.   Notice of Dissolution of Group.

          Not Applicable.
          ---------------

Item 10.  Certification.

          Not Applicable.
          ---------------

CUSIP NO. 894363-10-0          Schedule 13G                Page 5 of 5 Pages


       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               February 14, 1997
                                          -----------------------------
                                                      Date

                                              /s/ Robert C. Siddons
                                          -----------------------------
                                                    Signature

                                                 Robert C. Siddons
                                          -----------------------------
                                                      (Name)